Exhibit 10.15

Contract No. 600104

NORTHERN LIGHTS EXPANSION – PHASE 2
PRECEDENT AGREEMENT
BETWEEN
NORTHERN NATURAL GAS COMPANY
AND
MILLENNIUM ETHANOL, LLC

This Precedent Agreement dated this 18th day of May, 2006, evidences the agreement between Northern Natural Gas Company (Northern) and Millennium Ethanol, LLC (Customer), upon fulfillment of the conditions precedent set forth herein, to enter into a firm throughput service agreement as further described below under which Northern proposes to provide firm transportation service for delivery in the Market Area for Customer upon Northern’s installation of certain facilities to expand the capacity of Northern’s system, including mainline and branchlines, as necessary (Northern Lights Expansion – Phase 2). However, before Northern can determine whether the project can be included in the Northern Lights Expansion – Phase 1 or Phase 2 and apply for regulatory approvals and permits to expand the facilities, Northern must evaluate the capacity requested by customers. Accordingly, Northern is seeking a commitment from Customers who are interested in using, on a firm basis, the proposed expansion capacity in order for Northern to apply for the necessary regulatory approvals and authorizations required for the Northern Lights Expansion – Phase 2.

In consideration of the above, Northern and Customer hereby agree as follows:

1.                                                   Northern and Customer propose to enter into a Firm Throughput Service Agreement consistent with Northern’s TF or TFX Rate Schedule, or any successor firm transportation rate schedule then in effect, which shall be subject to all of the terms and conditions of Northern’s Federal Energy Regulatory Commission (FERC) Gas Tariff, as may be revised from time to time (Northern’s Tariff), and all rules and regulations of governmental authorities having jurisdiction. The Firm Throughput Service Agreement shall provide for the transportation of natural gas from the primary point(s) of receipt to the primary point(s) of delivery set forth on Appendix A attached hereto and incorporated herein.

2.                                                   The transportation rate to be paid by Customer to Northern under said Firm Throughput Service Agreement shall be the maximum rates provided for in Northern’s Tariff, as amended from time to time, which includes applicable surcharges, plus applicable Annual Charge Adjustment, fuel use and unaccounted for, electric compression charges and any other FERC-approved reservation and/or commodity surcharges, unless the parties mutually agree to a different rate as set forth on Appendix A.

3.                                       The Firm Throughput Service Agreement(s) shall have a term as set forth on Appendix A.

4.                                       The quantity of gas to be transported under the subject Firm Throughput Service Agreement shall be as set forth on Appendix A unless the transportation quantity set forth on Appendix A and/or the transportation quantities agreed to by Northern in the Precedent Agreements entered into with Customers for use of the facilities contemplated in the subject expansion are modified by any FERC decision, in which case said firm quantities set forth in this paragraph 4 shall be modified to conform to the FERC’s decision.

5.                                       Northern will proceed with due diligence to apply for and attempt to obtain all government and regulatory approvals, including, but not limited to, authorizations from the FERC, which are necessary to construct, own and operate (or cause to be constructed or operated) the facilities necessary to provide the firm natural gas transportation service and to perform its obligations contemplated in this Agreement. Customer shall support any Northern filing for such approvals. Northern may file for regulatory approvals in a filing separate from Phase 1 of the Northern Lights Expansion. Northern will promptly notify Customer when all such approvals have been obtained.

6.                                       This Precedent Agreement obligating Northern and Customer to enter into the above-described Firm Throughput Service Agreement and obligating Northern to render the proposed service is expressly subject to:

a.               Receipt by Northern of all approvals required to construct the necessary facilities and effectuate the proposed service at the rates agreed to hereunder including all necessary authorizations from federal, state, local, and/or municipal agencies or other governmental authorities. It is expressly understood that all such approvals shall be in a form and substance satisfactory to Northern, and shall be final before the respective governmental authority and no longer subject to appeal or rehearing before such governmental authority unless Northern waives the requirement that the approval be final; and

b.              Northern shall have the right at any time to terminate this Precedent Agreement and any resulting Firm Throughput Service Agreement and to withdraw any requests or applications for regulatory approvals if Northern determines, in its sole discretion, that the Northern Lights Expansion, or portion thereof, has become uneconomical for Northern to pursue.

c.               Receipt by Customer of all regulatory approvals and project financing arrangements required to construct the necessary facilities for the ethanol plant by June 5, 2006; provided, however, in such event, Customer will reimburse Northern for all out of pocket costs incurred, including tax gross up.

7.                                       It is expressly understood by the parties that unless Northern receives Precedent Agreements from Customers obligating such Customers to enter into Firm Throughput Service Agreements upon the installation of the facilities for a certain amount of capacity to be determined by Northern to economically justify the Northern Lights Expansion, or portion thereof, Northern shall have no obligation whatsoever to file for the related regulatory permits or approvals, in which event this Precedent Agreement shall be terminated by Northern upon written notice to Customer.

8.                                       Customer must meet the creditworthiness requirements of Section 46 of Northern’s FERC Gas Tariff. If at any time after the execution of this Precedent Agreement and during the term of any Firm Throughput Service Agreement entered into pursuant to this Precedent Agreement, Customer becomes non-creditworthy, Northern may require security for the mainline and branchline facilities necessary to provide the service set forth herein consistent with the types of security Northern may require as set forth in Section 46(a) of the General Terms and Conditions of its FERC Gas Tariff.

9.                                       This Precedent Agreement and the Firm Throughput Service Agreement contemplated herein and the terms and conditions thereof are subject to Northern’s Tariff, all valid laws, rules and regulations of duly constituted authorities having jurisdiction, and are subject to any and all receipts of such authorization as may be required for the construction of the facilities and the service contemplated herein.

10.                                 Upon Northern’s receipt of all approvals satisfactory to Northern, Northern will install the facilities authorized to provide the service contemplated hereunder.

11.                                 Except as to the interpretation, applicability, or enforcement of this Precedent Agreement before a trier of fact or as may be requested by administrative or judicial action, Customer shall not reveal this Precedent Agreement or the terms and conditions thereof to any other parties.

12.                                 This Agreement may be signed in counterparts, each of which when signed shall be an original, but all of which shall together constitute one and the same instrument.

13.                                 AS TO ALL MATTERS OF CONSTRUCTION AND INTERPRETATION, THIS PRECEDENT AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF NEBRASKA.

14.                                 If Northern has not executed this Precedent Agreement by July 1, 2006, this Precedent Agreement shall be null and void and of no further force or effect.

Subject to the terms and conditions of this Precedent Agreement, Northern and Customer hereby agree to execute, no later than ninety (90) days before actual service commences or earlier if required by FERC, the Firm Throughput Service Agreement described above.

Notwithstanding any other provision herein to the contrary, in order for Northern to evaluate the commitments that Customers are willing to make and thus determine the feasibility of the Northern Lights Expansion and the engineering design and size of any expansion facilities, Northern is seeking a commitment from Customers, through Precedent Agreements, similar to this Agreement. Additionally, these commitments will enable Northern to allocate capacity, if necessary, among Customers who have signed such Precedent Agreements. Accordingly, Customer recognizes and acknowledges that, although Customer is obligated by this Agreement upon its execution and delivery to Northern, said Agreement and the terms and conditions herein shall be of no force and effect on Northern and Northern will have no obligations whatsoever under this Precedent Agreement until Northern executes this Agreement.

The parties hereto have executed two duplicate original copies of this Precedent Agreement to indicate their acceptance.

Northern Natural Gas Company		Millennium Ethanol, LLC

By:	/s/ Illegible	By:	/s/ Illegible

Title:	VP Bus Dev	Title:	CEO

Date:	6/7/06	Date:	5/18/06

APPENDIX A

TO

PRECEDENT AGREEMENT
BETWEEN
NORTHERN NATURAL GAS COMPANY
AND
MILLENNIUM ETHANOL, LLC

Throughput Service Quantities

Rate Schedule: TFX

Contract Term: 11/01/2007 through 10/31/2017

Delivery Point (TBS)	Receipt Point	Winter Volume (Dth/day)	Summer Volume (Dth/day)	Term
New Harrisburg; SD TBS	NBPL/NNG Ventura (POI #192)	12,000	12,000	10 years

Winter includes November 1 to March 31. Summer includes April 1 to October 31.

Rates

The rates shall be Northern’s maximum reservation and commodity rates provided in Northern’s FERC Gas Tariff; as amended from time to time. In addition, Customer shall pay fuel use and unaccounted for, electric compression charges and any other FERC approved reservation and/or commodity surcharges.

The above rates are subject to change based on Northern’s capital requirements, including changes resulting from other customers’ executed precedent agreements. Northern shall notify Customer or any change to the rates required for Northern to construct the facilities and provide the service. Customer may terminate this Agreement on five (5) days written notice to Northern from the date of Northern’s notification to Customer.

If additional compression is required at Northern’s Palmyra compressor station to provide the service set forth herein, the term of the firm throughput service agreement shall commence on the later of November 1, 2007 or the in-service date of the facilities and shall extend for a period of ten (10) years.

Security Requirements

Construction and reservation security shall be provided in a form and pursuant to documentation acceptable to Northern.

I.         Construction Security

Security equal to Customer’s estimated costs for the delivery point facilities and 30% of the estimated costs of the Palmyra compressor station, if applicable, will be required (Construction Security). Northern shall provide written notice to Customer of the amount of the Construction Security and the date the security is due. Customer shall provide the Full Construction Security within 30 days following Northern’s written notice. Upon completion of the expansion project, if Customer’s proportionate share of actual project costs (Actual Costs) is lower than the estimated costs, Customer and Northern agree to reduce the Construction Security to equal Customer’s proportionate share of the Actual Costs. In the event Customer’s proportionate share of Actual Costs are higher than estimated, Customer agrees to increase its Construction Security with Northern for its proportionate share of the difference between Actual Costs and estimated project cost.

Northern shall reduce the amount of Construction Security required by one-tenth of the original balance on November 1, 2008 and each November 1 through October 31, 2017 (the term of Customer’s applicable firm throughput service agreement(s)). Notwithstanding the above, in the event that Customer obtains creditworthy status as defined by Northern’s Tariff, the remaining balance of the Construction Security held by Northern shall be returned promptly to Customer.

In the event any or all of the firm throughput service(s) is terminated prior to October 3l, 2017 for any reason attributable to Customer, Customer waives any and all claims to the balance of the Construction Security held by Northern and agrees that such balance will be retained by Northern and applied as payment for Actual Costs.

II.        Reservation Security

Security equal to three months of reservation charges for the firm transportation service will be required and will be provided 30 days prior to the time firm throughput service is to commence (Reservation Security). In the event Customer defaults on its obligation to pay any amounts due for the firm throughput services, the Reservation Security and, at Northern’s option, the Construction Security, shall be reduced by the amounts owed by Customer to Northern and shall become payment for such services. Customer then shall be required to provide Northern additional Reservation Security and Construction Security in accordance with this Agreement and Northern’s Tariff in order to continue to receive service.

Failure to remit the Construction Security or Reservation Security by the due dates set forth above, in full, may at the discretion of Northern, result in the termination of Northern’s obligations under this Precedent Agreement or any firm throughput service agreement(s).

The Construction Security and the Reservation Security will be held by Northern and at all times be the property of Northern.

In the event Customer is deemed creditworthy prior to the date such Construction Security and Reservation Security is due, no security will be required at that time.

Other

Customer agrees to limit hourly takes of natural gas to 5% (1/20 of the MDQ) of the entitlement at the Primary delivery point and any Alternate delivery points (including capacity release) during the term of the Agreement.